Newmont Announces Net Income from Continuing Operations of $1.9 Billion or $3.80 per Share in 2012

Annual Revenue of $9.9 Billion and Increased Quarterly Dividend to $0.425 per share

DENVER, Feb. 21, 2013 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") reported net income from continuing operations of $1.9 billion or $3.80 per basic share ($3.78 per share on a fully diluted basis) in 2012, compared with $0.5 billion, or $1.02 per share in 2011. Adjusted net income[1] was $1.9 billion or $3.71 per share in 2012, compared with $2.2 billion, or $4.31 per share a year ago.

Financial Highlights

2012 Financial Results:

  Annual revenue of $9.9 billion;
  Record regular dividends paid to shareholders of $695 million, or $1.40 per share, representing a payout ratio of 38% of adjusted net income;
  Gold operating margin of $985 per ounce;
  Operating cash flow of $2.4 billion;
  Attributable gold and copper production of 5.0 million ounces and 143 million pounds, respectively;
  Gold and copper consolidated costs applicable to sales ("CAS")[2] of $677 per ounce and $2.34 per pound, respectively;
  All-in sustaining cost[3] of $1,149 per ounce; and
  Average realized gold and copper price of $1,662 per ounce and $3.43 per pound, respectively.

Q4 2012 Financial Results:

  Approved Q1 2013 dividend payable of $0.425 per share;
  Attributable gold and copper production of 1.3 million ounces and 35 million pounds, respectively;
  Gold and copper CAS of $720 per ounce and $2.61 per pound, respectively;
  All-in sustaining cost of $1,192 per ounce; and
  Average realized gold and copper price of $1,700 per ounce and $3.22 per pound, respectively.

"We were pleased to return the highest dividends in the gold industry on a per share basis in 2012," said Gary Goldberg, President and Chief Operating Officer. "We will maintain this competitive advantage by focusing on reducing our total cost of production and progressing only the most promising opportunities in our portfolio. These include our Akyem project in Ghana, which will begin production later this year, and advancing the Phase 6 stripping campaign to deliver the next tranche of production from Batu Hijau," added Goldberg.

Management Update

As previously announced, Gary Goldberg will become President and Chief Executive Officer (CEO) and join Newmont's Board of Directors on 1 March 2013. He succeeds Richard O'Brien who will step down as CEO and retire from the Board at that time. Russell Ball, Executive Vice President and Chief Financial Officer (CFO), has also decided to step down and will leave Newmont later this year. He plans to continue in his current capacity to ensure a smooth transition as the company seeks its new CFO.

Other management changes include appointing new leaders and building a team whose skills and experience align with Mr. Goldberg's immediate priorities for Newmont – to take a more disciplined approach to capital allocation and cost control and to restore industry leading social and environmental practices.

These new leaders include: Dr. Elaine Dorward-King, a noted sustainable development expert with 25 years of experience in the mining sector who joins Newmont on 18 March 2013 as Executive Vice President, Sustainability & External Relations; Scott Lawson, Senior Vice President Technical Services, with 27 years of experience in international operations management and technical innovation for the mining sector; and Susan Keefe, Vice President, Strategic Relations, with 25 years of experience in communications and reputation management for the mining sector.

Complementing these new appointments are existing leaders Randy Engel, Executive Vice President, Strategic Development; Bill MacGowan, Executive Vice President, Human Resources and Communications; and Stephen Gottesfeld, Executive Vice President, General Counsel and Corporate Secretary.

"I am excited about working with Newmont leaders to raise our game and deliver greater value to shareholders. I also want to take this opportunity to express our thanks to Richard and Russell for their many contributions to Newmont over their years of service," said Gary Goldberg, President and Chief Operating Officer.

2012 Operating Results and 2013 Outlook

In 2012, the Company reported attributable gold and copper production of 5.0 million ounces and 143 million pounds, respectively, at CAS of $677 per ounce, and $2.34 per pound, respectively, on a co-product basis. Attributable 2012 gold production decreased 4% from 2011 levels due to lower production from Asia Pacific as a result of continued Phase 6 waste mining at Batu Hijau, lower grade and ore availability at Tanami, and mine sequencing at Waihi; and lower production from Africa due to lower mill throughput and grade; partially offset by higher production from South America due to higher mill grade and recovery partially offset by lower leach placement; and higher production from North America due to higher throughput at Mill 6, Juniper Mill, and Twin Creeks Autoclave and the startup of the Emigrant mine.

CAS per gold ounce increased 15% in 2012 compared to 2011 due to lower production from Batu Hijau, Tanami, and Waihi, higher royalty and waste mining costs, partially offset by lower co-product allocation of costs to gold.

Attributable copper pounds produced decreased 27% due to continued Phase 6 waste mining at Batu Hijau, partially offset by higher throughput at Boddington.

CAS per copper pound increased 86% due to lower production from Batu Hijau, higher waste mining at Batu Hijau, higher mill maintenance costs at Boddington, and higher co-product allocation of costs to copper.

2013 attributable gold production is expected to be approximately 4.8 million to 5.1 million ounces, with attributable copper production of 150 to 170 million pounds. The outlook reflects a continuation of lower expected production at Batu Hijau as it continues to process lower grade stockpiled ore during Phase 6 stripping and lower production at Yanacocha, partially offset by new production at Akyem expected in late 2013. CAS for gold is expected to be between $675 and $750 per ounce due to lower production at Batu Hijau and Yanacocha combined with higher expected costs for energy, labor and contracted services. All-in sustaining cost (sum of CAS, copper by-product credits, G&A, exploration expense, advanced projects and R&D, other expense, and sustaining capital) is expected to be between $1,100 and $1,200 per ounce. CAS for copper is expected to be between $2.25 and $2.50 per pound due to lower production at Batu Hijau.

2012 Regional Operating Results and 2013 Outlook

North America

Nevada - Attributable gold production was 478,000 and 1.7 million ounces in the fourth quarter and 2012, respectively. CAS was $580 and $638 per ounce, for the fourth quarter and 2012, respectively.

Fourth quarter attributable gold production decreased 8% from the prior year quarter due to lower tons and grades from Leeville. CAS per ounce increased 12% from the prior year quarter due to lower volumes.

2012 attributable gold ounces produced increased slightly due to higher throughput at Mill 6, Juniper Mill, and the Twin Creeks Autoclave as well as new production from Emigrant, partially offset by lower grade at Phoenix and lower throughput and grade at Midas. CAS per ounce increased 6% due to higher commodity and contractor costs and higher royalties.

La Herradura - Attributable gold production was 48,000 and 212,000 ounces in the fourth quarter and 2012, respectively. CAS was $759 and $621 per ounce in the fourth quarter and 2012, respectively.

Fourth quarter attributable gold production decreased 14% from the prior year quarter due to the timing of leach recoveries, a refinery adjustment, and lower grade ore. CAS per ounce increased 25% from the prior year quarter due to higher waste tons mined and lower by-product credits.

2012 attributable gold production remained essentially unchanged due to new production at Noche Buena; offset by lower leach recoveries. CAS per ounce increased 18% due to higher waste tons mined, higher commodity prices and lower by-product credits.

2013 attributable gold production in North America is expected to be approximately 2.0 to 2.1 million ounces at CAS of approximately $600 to $650 per ounce.

South America

Yanacocha - Attributable gold production was 121,000 and 691,000 ounces in the fourth quarter and 2012, respectively. CAS was $617 and $505 per ounce in the fourth quarter and 2012, respectively.

Fourth quarter attributable gold production decreased 30% from the prior year quarter due to lower mill grade and lower leach placement earlier in the year. Costs applicable to sales per ounce increased 21% from the prior year quarter due to the lower production.

2012 attributable gold ounces produced increased 4% due to higher mill grade and recovery, partially offset by lower leach placement at Yanacocha, Carachugo and La Quinua. Leach tons placed decreased 23% from 43 million tons to 33 million tons. CAS per ounce decreased 10% due to higher production and lower mining costs.

La Zanja - Attributable gold production was 13,000 and 53,000 ounces in the fourth quarter and 2012, respectively. 2012 attributable gold ounces produced decreased 17% from the prior year due to a full year of production from our non-consolidated interest in La Zanja.

2013 attributable gold production in South America is expected to be approximately 550,000-600,000 ounces attributable to Newmont due to a reduction in the mining rate in 2013 and 2014 to maintain a more stable operations workforce and lower grade. CAS is expected to be approximately $600 to $650 per ounce, primarily due to lower production.

Asia Pacific

Boddington - Attributable gold production was 216,000 and 724,000 ounces in the fourth quarter and 2012, respectively. Attributable copper production was 19 million pounds and 67 million pounds in the fourth quarter and 2012, respectively. CAS was $856 and $877 per ounce and $2.23 and $2.29 per pound in the fourth quarter and 2012, respectively.

Fourth quarter attributable gold and copper production increased 7% and decreased 10%, respectively, from the prior year quarter due to higher gold grade and with lower copper recovery. CAS increased 14% per ounce and 21% per pound, respectively, due to a higher strip ratio, higher mill maintenance costs, and the impact of the Australian carbon tax, which took effect in July 2012.

2012 attributable gold and copper production decreased 1% and increased 3%, respectively, essentially in line with 2011. CAS increased 29% per ounce and 13% per pound, respectively, due to a higher strip ratio, higher mill maintenance costs, and the impact of the carbon tax in Australia.

2013 attributable gold and copper production at Boddington is expected to be approximately 700,000-750,000 ounces and 70-80 million pounds, respectively, at CAS of approximately $850 to $950 per ounce and $2.45 to $2.65 per pound, respectively on a co-product basis. 2013 production is expected to be in-line with 2012 levels, while higher operating costs are expected to result from higher mining and labor costs, as well as higher costs for contracted services and supplies.

Batu Hijau - Attributable gold production was 7,000 and 33,000 ounces in the fourth quarter and 2012, respectively. Attributable copper production was 16 million and 76 million pounds in the fourth quarter and 2012, respectively. CAS was $1,292 and $1,071 per ounce and $2.77 and $2.36 per pound on a co-product basis in the fourth quarter and 2012, respectively.

Fourth quarter attributable gold and copper production decreased 56% and 33%, respectively, from the prior year quarter due to lower grade and recovery as a result of processing lower grade stockpiled material. CAS increased 71% per ounce and 85% per pound, respectively, due to lower production, offset by lower royalties.

2012 attributable gold and copper production decreased 78% and 42%, respectively, due to lower grade and recovery as a result of processing primarily lower grade stockpiled material. Waste tons mined increased 26% as Phase 6 waste removal continued as planned. The Company expects to process primarily stockpiled ore until Phase 6 ore becomes the primary mill feed in 2014. CAS increased 125% per ounce and 113% per pound, respectively due to lower production, partially offset by lower royalties.

2013 attributable gold production for Batu Hijau is expected to be approximately 20,000 to 30,000 ounces, at CAS of between $900 and $1,000 per ounce, while attributable copper production is expected to be approximately 75 to 90 million pounds, at CAS of between $2.20 and $2.40 per pound. As previously disclosed[4], Newmont expects to continue processing stockpiled ore until Phase 6 ore becomes the primary mill feed commencing in 2014.

Other Australia/New Zealand - Attributable gold production was 245,000 and 955,000 ounces in the fourth quarter and 2012, respectively. CAS was $961 and $879 per ounce in the fourth quarter and 2012, respectively.

Fourth quarter attributable gold production increased 7% from the prior year quarter due to higher throughput at Jundee, higher grade at Waihi and higher throughput and grade at Tanami. CAS per ounce increased 19% from the prior year quarter due to higher mining and mill maintenance costs at KCGM and the impact of the carbon tax in Australia.

2012 attributable gold production decreased 8% due to lower throughput at Tanami and Waihi, and lower throughput, grade, and recovery at KCGM. CAS per ounce increased 32% due to lower production and higher mining costs.

2013 attributable gold production for Other Australia/New Zealand is expected to be approximately 925,000 to 975,000 ounces, primarily due to slightly higher production at Tanami and Waihi. CAS for Other Australia/New Zealand is expected to increase to approximately $950 to $1,050 per ounce in 2013, primarily driven by higher labor costs.

Beginning in 2013, our Asia Pacific region will be split into two regions, Australia/New Zealand, and Indonesia. The Australia/New Zealand region will include Boddington and Other Australia/New Zealand while the Indonesia region will include Batu Hijau. Gold production for Australia/New Zealand is expected to be approximately 1.6 to 1.7 million ounces attributable to Newmont in 2013 at CAS per ounce of $900 to $1,000.

Africa

Ahafo - Attributable gold production was 123,000 and 561,000 ounces during the fourth quarter and 2012, respectively. CAS was $694 and $596 per ounce for the fourth quarter and 2012, respectively.

Fourth quarter attributable gold production increased 40% from the prior year quarter due to drawdown on in-process inventory compared to build up of prior year quarter, higher grade and recovery. CAS per ounce increased 33% from the prior year quarter due to lower in-process inventory buildup and higher drawdown of finished goods inventory at higher average cost as well as higher power and labor cost.

2012 attributable gold production decreased 1% due to lower throughput and grade, largely offset by higher drawdown of in-circuit inventory. CAS per ounce increased 26% due to higher labor, commodity, and royalty costs.

2013 attributable gold production for the Africa operations is expected to increase to approximately 625,000 to 675,000 ounces due to the new production from Akyem in late 2013 at CAS of approximately $525 to $575 per ounce.

Capital Update

Consolidated capital expenditures were $3.2 billion in 2012, up from $3.0 billion in 2011. Attributable capital expenditures were $2.5 billion in 2012, up from $2.3 billion in 2011. Approximately $1.0 billion was spent on major projects in 2012, such as Akyem in Ghana, and equipment, engineering of reservoirs, and demobilization of workforce at Conga, with the balance largely attributed to sustaining capital. The Company currently expects to invest approximately $2.1 to $2.3 billion in attributable capital expenditures in 2013. Approximately 40% of this is allocated to development capital, including at the Akyem project (~$250 million), Ahafo Mill Expansion (~$150 million) the Conga project (~$150 million), and other expansion projects in Nevada (~$260 million) and at La Herradura (~$40 million), with the remaining 60% expected to be spent on sustaining capital.

Newmont's investment priorities include completing construction of Akyem in 2013, finishing the Phase 6 stripping campaign at Batu Hijau during 2013 and 2014, and identifying the best paths forward for Conga in Peru and Tanami in Australia. The Company expects consolidated capital expenditures to decrease from 2012 to 2013 by approximately 15-20%, excluding capitalized interest, as declining capital commitments for Conga, Akyem, and Tanami are partially offset by increasing development capital for the Ahafo Mill Expansion in Ghana as well as the Phoenix Copper Leach in Nevada. Additional capital investment is also possible at the Merian project in Suriname in 2013 pending the outcome of further dialogue with the government and additional project evaluation.

Advanced Projects Update

Consolidated advanced projects, research and development expenditures were $348 million in 2012, down from $373 million in 2011. The Company currently plans to spend approximately $350 to $400 million in advanced projects in 2013 on a consolidated basis, or $300 to $350 on an attributable basis, focused primarily on Long Canyon in Nevada, Elang in Indonesia, and the Subika expansion in Africa.

2013 Outlook[5],[6]
	Attributable Production (Kozs, Mlbs)	Consolidated CAS ($/oz, $/lb) [b]	Consolidated Capital Expenditures ($M) [c]	Attributable Capital Expenditures ($M) [c]
Region
Nevada [a]	1,700 - 1,800	$600 - $650	$600 - $650	$600 - $650
La Herradura	225 - 275	$650 - $700	$125 - $175	$125 - $175
North America	1,950 - 2,050	$600 - $650	$750 - $800	$750 - $800
Yanacocha	475 - 525	$600 - $650	$225 - $275	$100 - $150
La Zanja	40 - 50	-	-	-
Conga	-	-	$250 - $300	$125 - $175
South America	550 - 600	$600 - $650	$550 - $600	$250 - $300
Boddington	700 - 750	$850 - $950	$125 - $175	$125 - $175
Other Australia/NZ	925 - 975	$950 - $1,050	$225 - $275	$225 - $275
Australia/New Zealand	1,625 - 1,725	$900 - $1,000	$375 - $425	$375 - $425
Batu Hijau, Indonesia[d]	20 - 30	$900 - $1,000	$75 - $125	$25 - $75
Ahafo	525 - 575	$550 - $600	$375 - $425	$375 - $425
Akyem	50 - 100	$450 - $500	$225 - $275	$225 - $275
Africa	625 - 675	$525 - $575	$650 - $700	$650 - $700
Corporate/Other	-	-	$20 - $30	$20 - $30
Total Gold	4,800 - 5,100	$675 - $750	$2,400 - $2,600	$2,100 - $2,300
Boddington	70 - 80	$2.45 - $2.65	-	-
Batu Hijau	75 - 90	$2.20 - $2.40	-	-
Total Copper	150 - 170	$2.25 - $2.50
[a]Nevada CAS includes by-product credits from an estimated 30-40 million pounds of copper production at Phoenix, net of treatment and refining charges.
[b] 2013 Attributable CAS Outlook is $700 - $750 per ounce.
[c]Excludes capitalized interest of approximately $142 million, consolidated and attributable.
[d] Assumes Batu Hijau economic interest of 44.56% for 2013, subject to final divestiture obligations.

2013 Expense Outlook
Description	Consolidated Expenses ($M)	Attributable Expenses ($M)

General & Administrative	$200 - $250	$200 - $250
DD&A	$1,050 - $1,100	$850 - $900
Exploration Expense	$250 - $300	$225 - $275
Advanced Projects & R&D	$350 - $400	$300 - $350
Other Expense	$200 - $250	$150 - $200
Sustaining Capital	$1,400 - $1,500	$1,200 - $1,300
Interest Expense	$200 - $250	$175 - $225
Tax Rate	30% - 32%	30% - 32%
All-in sustaining cost ($/ounce)[a,b,c]	$1,100 - $1,200	$1,100 - $1,200
Key Assumptions
Gold Price ($/ounce)	$1,500	$1,500
Copper Price ($/pound)	$3.50	$3.50
Oil Price ($/barrel)	$90	$90
AUD Exchange Rate	$1.00	$1.00

[a] All-in sustaining cost is a non-GAAP metric defined by the Company as the sum of costs applicable to sales, copper by-product credits, G&A, exploration expense, advanced projects and R&D, other expense, and sustaining capital.

[b]All-in sustaining cost per ounce is calculated by dividing all-in sustaining cost by the midpoint of estimated sales, less non-consolidated interests in La Zanja and Duketon and development ounces.

[c]The Company's methodology for calculating all-in sustaining costs was developed independently, and is subject to change due to a number of factors including the possible adoption of formal industry guidelines from the World Gold Council.

STATEMENTS OF CONSOLIDATED INCOME
	Years Ended December 31,
	2012	2011	2010
	(in millions, except per share)

Sales	$9,868	$10,358	$9,540

Costs and expenses
Costs applicable to sales(1)	4,238	3,890	3,484
Amortization	1,032	1,036	945
Reclamation and remediation	96	120	65
Exploration	356	350	218
Advanced projects, research and development	348	373	216
General and administrative	212	198	178
Write-down of property, plant and mine development	52	2,084	6
Other expense, net	449	265	261
	6,783	8,316	5,373
Other income (expense)
Other income, net	278	12	109
Interest expense, net of capitalized interest of $107, $52 and $21,respectively
	(249)	(244)	(279)
	29	(232)	(170)
Income before income and mining tax and other items	3,114	1,810	3,997
Income and mining tax expense	(869)	(713)	(856)
Equity income (loss) of affiliates	(51)	11	3
Income from continuing operations	2,194	1,108	3,144
Loss from discontinued operations	(76)	(136)	(28)
Net income	2,118	972	3,116
Net income attributable to noncontrolling interests	(309)	(606)	(839)
Net income attributable to Newmont stockholders	$1,809	$366	$2,277

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$1,885	$502	$2,305
Discontinued operations	(76)	(136)	(28)
	$1,809	$366	$2,277
Income (loss) per common share
Basic:
Continuing operations	$3.80	$1.02	$4.69
Discontinued operations	(0.15)	(0.28)	(0.06)
	$3.65	$0.74	$4.63
Diluted:
Continuing operations	$3.78	$1.00	$4.61
Discontinued operations	(0.15)	(0.27)	(0.06)
	$3.63	$0.73	$4.55

Cash dividends declared per common share	$1.40	$1.00	$0.50

(1) Excludes Amortization and Reclamation and remediation.

CONSOLIDATED CASH FLOWS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Operating activities:
Net income	$697	$(897)	$2,118	$972
Adjustments:
Amortization	281	260	1,032	1,036
Stock based compensation and other non-cash benefits	17	17	72	79
Reclamation and remediation	47	38	96	101
Revaluation of contingent consideration	12	1	12	1
Loss from discontinued operations	(28)	-	76	136
Write-down of property, plant and mine development	58	2,082	52	2,084
Impairment of marketable securities	8	5	47	180
Deferred income taxes	(10)	(565)	15	(671)
Gain on asset sales, net	(95)	(13)	(107)	(81)
Other operating adjustments and write-downs	(107)	(35)	48	65
Net change in operating assets and liabilities	(34)	32	(1,073)	(311)
Net cash provided from continuing operations	846	925	2,388	3,591
Net cash used in discontinued operations	(4)	(3)	(16)	(7)
Net cash provided from operations	842	922	2,372	3,584
Investing activities:
Additions to property, plant and mine development	(816)	(1,006)	(3,210)	(2,787)
Acquisitions, net	(3)	(8)	(25)	(2,309)
Sale of marketable securities	1	7	210	81
Purchases of marketable securities	(11)	(4)	(220)	(21)
Proceeds from sale of other assets	28	3	41	9
Other	(12)	(31)	(60)	(40)
Net cash used in investing activities	(813)	(1,039)	(3,264)	(5,067)
Financing activities:
Proceeds from debt, net	181	213	3,524	2,011
Repayment of debt	(20)	(187)	(1,976)	(2,273)
Payment of conversion premium on debt	-	-	(172)	-
Proceeds from stock issuance, net	4	5	24	40
Acquisition of noncontrolling interests	(10)	-	(10)	-
Dividends paid to noncontrolling interests	-	(100)	(3)	(117)
Dividends paid to common stockholders	(174)	(173)	(695)	(494)
Other	(1)	(24)	(3)	(21)
Net cash provided from (used in) financing activities	(20)	(266)	689	(854)
Effect of exchange rate changes on cash	3	8	4	41
Net change in cash and cash equivalents	12	(375)	(199)	(2,296)
Cash and cash equivalents at beginning of period	1,549	2,135	1,760	4,056
Cash and cash equivalents at end of period	$1,561	$1,760	$1,561	$1,760

CONSOLIDATED BALANCE SHEETS

	At December 31,	At December 31,
	2012	2011
	(in millions)
ASSETS
Cash and cash equivalents	$1,561	$1,760
Trade receivables	283	300
Accounts receivable	577	320
Investments	86	94
Inventories	796	714
Stockpiles and ore on leach pads	786	671
Deferred income tax assets	195	396
Other current assets	1,661	1,133
Current assets	5,945	5,388
Property, plant and mine development, net	18,010	15,881
Investments	1,446	1,472
Stockpiles and ore on leach pads	2,896	2,271
Deferred income tax assets	481	242
Other long-term assets	872	857
Total assets	$29,650	$26,111
LIABILITIES
Debt	$10	$689
Accounts payable	657	561
Employee-related benefits	339	307
Income and mining taxes	51	250
Other current liabilities	2,084	2,133
Current liabilities	3,141	3,940
Debt	6,288	3,624
Reclamation and remediation liabilities	1,457	1,169
Deferred income tax liabilities	858	784
Employee-related benefits	586	459
Other long-term liabilities	372	364
Total liabilities	12,702	10,340

EQUITY
Common stock - $1.60 par value;	787	784
Authorized - 750 million shares
Issued and outstanding -
Common: 492 million and 490 million shares issued, less 277,000 and 273,000 treasury shares, respectively
Exchangeable: 56 million shares issued, less 51 million and 51 million redeemed shares, respectively
Additional paid-in capital	8,330	8,408
Accumulated other comprehensive income (Note 25)	490	652
Retained earnings	4,166	3,052
Newmont stockholders' equity	13,773	12,896
Noncontrolling interests	3,175	2,875
Total equity	16,948	15,771
Total liabilities and equity	$29,650	$26,111

Regional Operating Statistics
Production Statistics Summary

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Gold
Consolidated ounces produced (thousands):
North America
Nevada	478	522	1,748	1,738
La Herradura	48	56	212	212
	526	578	1,960	1,950
South America
Yanacocha	236	335	1,346	1,293

Asia Pacific
Boddington	216	201	724	730
Batu Hijau	14	32	68	308
Other Australia/New Zealand	230	224	924	1,026
	460	457	1,716	2,064
Africa
Ahafo	123	88	561	566
	1,345	1,458	5,583	5,873

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	19	21	67	65
Batu Hijau	33	49	157	273
	52	70	224	338

Gold
Attributable ounces produced (thousands):
North America
Nevada	478	522	1,748	1,738
La Herradura	48	56	212	212
	526	578	1,960	1,950
South America
Yanacocha	121	172	691	664
Other South America Equity Interests	13	15	53	64
	134	187	744	728

Asia Pacific
Boddington	216	201	724	730
Batu Hijau	7	16	33	149
Other Australia/New Zealand	230	224	924	1,026
Other Asia Pacific Equity Interests	15	5	31	17
	468	446	1,712	1,922
Africa
Ahafo	123	88	561	566
	1,251	1,299	4,977	5,166

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	19	21	67	65
Batu Hijau	16	24	76	132
	35	45	143	197

CAS and Capital Expenditures
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Nevada	$580	$519	$638	$603
La Herradura	759	609	621	527
	596	527	636	594
South America
Yanacocha	617	511	505	560

Asia Pacific
Boddington	856	749	877	682
Batu Hijau	1,292	754	1,071	476
Other Australia/New Zealand	961	807	879	664
	925	778	886	639
Africa
Ahafo	694	520	596	474
Average	$720	$602	$677	$591
Attributable to Newmont	$726	$608	$698	$597
Copper
Costs Applicable to Sales ($/pound)(1)
Asia Pacific
Boddington	$2.23	$1.84	$2.29	$2.03
Batu Hijau	2.77	1.50	2.36	1.11
Average	$2.61	$1.58	$2.34	$1.26
Attributable to Newmont	$2.52	$1.64	$2.33	$1.37
(1)Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Consolidated Capital Expenditures ($ million)
North America
Nevada	$157	$179	$677	$559
La Herradura	39	26	89	81
Other North America	-	27	-	101
	196	232	766	741
South America
Yanacocha	118	116	510	360
Conga	115	291	582	739
Other South America	10		19
	243	407	1,111	1,099
Asia Pacific
Boddington	64	95	141	217
Batu Hijau	50	47	148	196
Other Australia/New Zealand	63	82	277	294
Other Asia Pacific	7	10	19	18
	184	234	585	725
Africa
Ahafo	52	45	228	116
Akyem	83	121	388	248
	135	166	616	364
Corporate and Other	7	12	74	35
Total - Accrual Basis	$765	$1,051	$3,152	$2,964
Change in Capital Accrual	51	(45)	58	(177)
Total - Cash Basis	$816	$1,006	$3,210	$2,787
Attributable to Newmont (Accrual Basis)	$621	$829	$2,535	$2,328

Supplemental Information

Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income
Management of the Company uses Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three months ended		Years ended
	December 31,		December 31,
(in millions except per share, after-tax)	2012	2011	2012	2011
GAAP Net income (1)	$ 673	$(1,028)	$1,809	$ 366
Loss from discontinued operations	(28)	-	76	136
Restructuring and other	6	-	26	-
Boddington contingent consideration	-	1	8	1
Acquisition costs	-	-	-	18
Income tax benefit from internal restructuring	(59)	-	(59)	(65)
Impairments/asset sales, net	(40)	1,604	(10)	1,714
Adjusted net income	$ 552	$ 577	$1,850	$2,170
Adjusted net income per share, basic	$1.11	$ 1.17	$ 3.73	$ 4.39
Adjusted net income per share, diluted	$1.11	$ 1.14	$ 3.71	$ 4.31

(1) Attributable to Newmont stockholders.

All-in Sustaining Costs per ounce
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Costs applicable to sales	$1,131	$1,025	$4,238	$3,890
G&A Expense	$50	$53	$212	$198
Exploration Expense	$47	$95	$356	$350
Advanced Projects and R&D Expense	$90	$126	$348	$373
Other Expense(1)	$47	$52	$235	$226
Sustaining Capital	$434	$527	$1,678	$1,629
Copper By-product Credit	$(216)	$(271)	$(785)	$(1,262)
All-in Sustaining Cost ($M)	$1,583	$1,607	$6,282	$5,404
Consolidated Gold sold (thousand ounces):	1,328	1,493	5,466	5,820
All-in Sustaining Cost per ounce ($/oz)	$1,192	$1,076	$1,149	$929

(1) Other Expense is adjusted for Hope Bay care and maintenance of $144, $17, $15, and $17; Restructuring and other charges of $58, $0, $10, and $0; and Acquisition costs of $12, $22, $0, and $0 for 2012, 2011, Q4 2012 and Q4 2011, respectively.

CAS per Ounce/Pound
CAS per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the CAS of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable CAS is based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable CAS per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. CAS per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable CAS per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

CAS per ounce/pound
	Gold(1)			Copper(2)
	Years Ended December 31,			Years Ended December 31,
	2012	2011	2010	2012	2011	2010

CAS:
Consolidated per financial statements	$3,703	$3,440	$3,054	$535	$450	$430
Noncontrolling interests(3)	(362)	(442)	(395)	(198)	(171)	(169)
Attributable to Newmont	$3,341	$2,998	$2,659	$337	$279	$261

Gold/Copper sold (thousand ounces/million pounds):
Consolidated	5,466	5,820	6,296	229	356	539
Noncontrolling interests(3)	(679)	(795)	(1,043)	(84)	(153)	(247)
Attributable to Newmont(4)	4,787	5,025	5,253	145	203	292

CAS per ounce/pound:
Consolidated	$677	$591	$485	$2.34	$1.26	$0.80
Attributable to Newmont	$698	$597	$506	$2.33	$1.37	$0.89

(1)Consolidated CAS per financial statements includes by-product credits of $231, $291 and $245 for 2012, 2011 and 2010, respectively.
(2)Consolidated CAS per financial statements includes by-product credits of $11, $28 and $29 for 2012, 2011 and 2010, respectively.
(3)Relates to partners' interests in Batu Hijau and Yanacocha.
(4)Does not include any sales from our non-consolidated interests in LaZanja and Duketon.

Net attributable CAS per ounce
	Years Ended December 31,
	2012	2011	2010

Attributable CAS:
Gold	$3,341	$2,998	$2,659
Copper	337	279	261
	3,678	3,277	2,920

Copper revenue:
Consolidated	(785)	(1,262)	(1,848)
Noncontrolling interests(1)	289	542	847
	(496)	(720)	(1,001)
Net attributable CAS	$3,182	$2,557	$1,919

Attributable gold ounces sold (thousands)	4,787	5,025	5,253

Net attributable CAS per ounce	$665	$509	$365

(1)Relates to partners' interests in Batu Hijau.

Conference Call Information
Newmont Mining Corporation (NYSE: NEM) announced it will report Fourth Quarter and Year-End 2012 results after the market closes on Thursday, February 21, 2013. A conference call will be held on Friday, February 22, 2013 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	866.380.6745
Intl Replay Number	203.369.0348
Replay Passcode	2013

Webcast Details
URL	http://services.choruscall.com/links/newmont130222.html

Cautionary Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future CAS; (iii) estimates of future consolidated and attributable capital expenditures, CAS, and all-in sustaining cost; and (iv) expectations regarding the development, growth and exploration potential of the Company's projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2012 Form 10-K, filed on February 22, 2013, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

[1] Non-GAAP measure. See page 13 for reconciliation.
[2] Attributable gold CAS was $698 per ounce for 2012.
[3] Non-GAAP measure. See page 13 for reconciliation.
[4] Please see Newmont's Form 10-K filed on February 21, 2013.
[5] Outlook referenced in the table above and elsewhere in this release is based upon management's good faith estimates as of February 21, 2013 and are considered "forward-looking statements." References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the "Cautionary Statement" on page 15 and in the section entitled "Risk Factors" in the Company's form 10-K.
[6] 2013 Annual CAS, inclusive of hedge gains and losses, are expected to change by approximately $13 per ounce for every $10 change in the oil price and by approximately $6 per ounce for every $0.10 change in the Australian dollar exchange rate.

CONTACT: Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com, or Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com